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								     Exhibit B
			  OHIO CASUALTY CORPORATION

			EMPLOYEE STOCK PURCHASE PLAN

			       1.00    PURPOSE

This Plan is intended to foster and promote the Company's long-term financial success and to increase shareholder value by [1] providing Participants an opportunity to acquire an ownership interest or to increase an ownership interest in the Company and [2] enabling the Company to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company's business is largely dependent.

			      2.00    DEFINITIONS

When used in this Plan, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Plan. When applying these definitions, the form of any term or word will include any of its other forms.

Act.  The Securities Exchange Act of 1934, as amended.

Beneficiary. The individual a Participant designates to receive any Plan benefits that are unpaid when the Participant dies. A Beneficiary may be designated only by following the procedures described in Section 10.02; neither the Company nor the Committee is required or permitted to infer a Beneficiary from any other source.

Board.  The Company's Board of Directors.

Code. The Internal Revenue Code of 1986, as in effect on the Effective Date or as amended or superceded after the Effective Date, and any regulations and applicable rulings issued under the Code.

Committee. The Board's compensation committee which also constitutes a "compensation committee" within the meaning of Treas. Reg. Section 1.162-27(c)(4). The Committee will be comprised of at least three individuals [1] each of whom must be [a] an outside director, as defined in Treas. Reg. Section 1.162-27(e)(3)(i) and [b] a "non-employee director" within the meaning of Rule 16b-3 under the Act and [2] none of whom may receive remuneration in any capacity other than as a director, except as permitted under Treas. Reg. Section 1.162-27(e)(3)(ii).

Company. Ohio Casualty Corporation, a corporation organized under the laws of Ohio, and any successor to it.

Custodial Account.  The account established for each Participant under
Section 3.01[2][f] to which the Company transfers shares of Stock acquired under the Plan.

Effective Date.  The date the Plan is adopted by the Board.

Eligible Employee. Any Employee who normally works at least 20 hours each week and complies with Section 4.00 and other Plan provisions.


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Employee.  Any individual who is a common law employee of any Employer.  A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of an Employer for any reason and on any basis will be treated as a common law employee only from the first Offering Period that begins after the date of that determination and will not retroactively be reclassified as an Employee for any purpose of this Plan.

Employer.  The Company and each Subsidiary.

Fair Market Value. The value of one share of Stock on the relevant date, determined as follows:

      [1] If the Stock is traded on an exchange (including the NASDAQ National Market System), the reported "closing price" on the relevant date, assuming it is a trading date, otherwise on the next trading day;

      [2] If the Stock is traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date, assuming it is a trading day, otherwise on the next trading day; and

      [3] If neither [1] nor [2] apply, the fair market value as determined by the Committee in good faith. This determination will be conclusive and binding on all persons.

Offering Period. The period over which Participants are offered an option to purchase shares of Stock and during which payroll deductions may be accumulated in Plan Accounts to fund the purchase of shares of Stock. Each Offering Period will consist of six months, unless a different period is established by the Committee and announced to the Employees at the beginning of the Offering Period, although each Offering Period must comply with limits imposed by Code Section 423(b)(7). The first day of each Offering Period is the date that options are granted under the Plan. The last day of each Offering Period is the date that the options are deemed to have been exercised.

Participant.  Any Eligible Employee who meets the conditions described in
Section 4.00 for the current Offering Period. An Eligible Employee will continue to be a Participant with respect to any earlier Offering Period until he or she receives all accumulated Plan benefits for that Offering Period.

Plan.  The Ohio Casualty Corporation Employee Stock Purchase Plan.

Plan Account.  The individual account established by the Committee under
Section 3.01[2][e] for each Participant.

Purchase Price. The price that each Participant must pay to purchase shares of Stock under this Plan but which may never be less than the lesser of [1] 85 percent of the Fair Market Value of a share of Stock on the first trading day of each Offering Period or [2] 85 percent of the Fair Market Value of a share of Stock on the last trading day of the same Offering Period.

Stock.  The common shares issued by the Company.

Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.


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Termination of Employment.  Cessation of the employee-employer relationship between a Participant and each Employer for any reason. Also, a Participant will be treated as having Terminated Employment on the date his or her employer is no longer an Employer.

			    3.00    ADMINISTRATION

3.01  Committee Duties.

      [1] The Committee is granted all powers appropriate and necessary to administer the Plan. Consistent with the Plan's purpose, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Company's interests, and has complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan. Any action by the Committee will be final, binding and conclusive for all purposes and upon all affected persons.

      [2]  Consistent with the terms of the Plan, the Committee will:

	   [a]  Establish the duration of each Offering Period;

	   [b] Establish the Purchase Price applicable to shares of Stock available for purchase during each Offering Period;

	   [c] Establish the number of shares of Stock that may be acquired during each Offering Period;

	   [d] Develop and impose other terms and conditions it believes are appropriate and necessary to implement the purposes of this Plan;

	   [e] Establish and maintain a Plan Account for each Participant to which will be credited all amounts authorized to be withheld under Section 4.01;

	   [f] Establish a Custodial Account for each Participant as provided in Section 6.04;

	   [g] Administer procedures through which Eligible Employees may enroll in the Plan;

	   [h]  Disseminate this information to Eligible Employees; and

	   [i]  Apply all Plan rules and procedures

3.02 Delegation of Duties. In its sole discretion, the Committee may delegate to any individual (including Employees) or entity that it deems appropriate any of its duties other than those described in Section 3.01[2][a], [b], [c] and [d].

3.03 General Limit on Committee. Consistent with applicable law and Plan terms, the Plan will be administered in a manner that extends equal rights and privileges to all Participants.


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			   4.00    PARTICIPATION

4.01  Enrollment.

      [1] Each Eligible Employee may become a Participant for any Offering Period beginning after the date the Employee:

	   [a] Completes at least 90 days of active employment as an Employee;

	   [b] Authorizes the Employer to withhold a portion of his or her compensation. This authorization [i] must be stated in whole dollars, [ii] may not authorize a deduction less than $20.00 per payroll period (or other amount specified by the Committee at the beginning of an Offering Period), [iii] must be signed by the enrolling Eligible Employee and [iv] must be delivered to the Committee at least 45 days before the beginning of the Offering Period for which it is to be effective; and

	   [c]  Complies with any other rules established by the Committee.

      [2] By enrolling in the Plan, each Participant will be deemed to have [a] agreed to the terms of the Plan and [b] authorized the Employer to withhold from his or her compensation [i] the amounts authorized under Section 4.01[1][b] and [ii] any taxes and other amounts due in connection with any transaction contemplated by the Plan.

4.02  Duration of Election to Participate.

Subject to Section 7.00:

      [1] Participants' withholding elections will be implemented beginning with the first payroll period ending after it is filed.

      [2] A Participant who elects to participate in the Plan for any Offering Period by complying with the rules described in Section
      4.01 may modify or revoke that election once with respect to each Offering Period but only by complying with the rules described in
      Section 4.01. Any change to the amount of compensation to be withheld will be implemented beginning with the first payroll period that begins no fewer than 10 days after that revised election is delivered to the Committee.

      [3] Any election made under Section 4.01[1][b] will remain in effect for subsequent Offering Periods until revoked or changed by the Participant. Any change or revocation of an election made under
      Section 4.01[1][b] must comply with the rules described in Section 4.01.

4.03 No Interest Paid. No interest will be paid with respect to any amount credited to or held in any Plan Account.

			       5.00    OFFERING

5.01 Option to Purchase. Subject to Section 6.00, for each Offering Period, Participants will be granted options to purchase shares of Stock. Subject to Sections 5.02 and 5.04, the number of shares of Stock that may be purchased during each Offering Period will be established by the Committee before the beginning of the Offering Period.


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5.02  Number of Shares.  Subject to Section 5.04, the aggregate number of shares of Stock that may be purchased under the Plan is 2,000,000.

5.03 Restriction on Options. No Employee may be granted an option under the Plan if, immediately after the option is granted, he or she owns five percent or more of the total combined voting power or value of all classes of stock of any Employer. For purposes of the preceding sentence, [1] Code
Section 424(d) of the Code and applicable regulations will be applied to determine an Employee's Stock and [2] Stock which the Employee may purchase under outstanding options will be treated as Stock owned by the Employee.

5.04 Adjustment in Capitalization. If, after the Effective Date, there is a Stock dividend, Stock split or recapitalization, the aggregate number of shares of Stock available under the Plan or subject to outstanding options and the respective prices and/or limitations applicable to those shares will be adjusted, as appropriate, to reflect the effect of the Stock dividend, Stock split or recapitalization, including changing the number of shares of Stock reserved under the Plan and the price of the current offering.

5.05 Source of Stock. Stock to be purchased under the Plan may, in the Committee's discretion, be newly issued shares or treasury shares previously acquired by the Company Shares of authorized but unissued Stock may not be delivered under the Plan if the Purchase Price is less than the par value of the Stock.

			       6.00    PURCHASE

6.01 Purchase. As of the last day of each Offering Period and subject to the terms and limits of the Plan:

      [1] The value of each Participant's Plan Account will be divided by the Purchase Price established for that Offering Period. If a Participant's Plan Account contains sufficient funds to purchase one or more whole shares of Stock, the Participant will be deemed to have exercised an option to purchase the number of whole shares of Stock produced by dividing the value of the Participant's Plan Account as of the last day of the Offering Period by the Purchase Price. Simultaneously, the Participant's Plan Account will be charged for the amount of the purchase.

      [2] Any amount accumulated in a Participant's Plan Account that is not used to purchase shares of Stock during the Offering Period for which it was withheld will [a] be retained in the Participant's Plan Account and applied to purchase shares of Stock during a subsequent Offering Period or, [b] if the Participant requests, returned to the Participant within a reasonable period after the end of the Offering Period for which it was withheld.

6.02 Purchase Limitations. Regardless of any other Plan provision, no Participant may purchase Stock under the Plan and any other stock purchase plan maintained by any Employer under Code Section 423 at a rate that exceeds $25,000 (adjusted from time to time under applicable Treasury regulations) in Fair Market Value (determined at the effective date of the offering) for each calendar year during which the option is outstanding at any time.


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6.03  Remaining Available Shares.

      [1] If the number of shares of Stock that Participants become entitled to purchase for any Offering Period is larger than the number of shares of Stock offered during that Offering Period, the Committee will allocate available shares among Participants.

      [2] If the number of shares of Stock made available for purchase for any Offering Period is larger than the number of shares of Stock that Participants become entitled to purchase for that Offering Period, the excess may be made available for purchase during a subsequent Offering Period.

6.04  Delivery of Shares; Participants' Custodial Accounts.

      [1] At or as promptly as practicable after the end of each Offering Period, the Company will deliver the shares of Stock purchased by a Participant during that Offering Period to the custodian for deposit into that Participant's Custodial Account.

      [2]   Unless the Committee decides otherwise, cash dividends on
      any shares of Stock credited to a Participant's Custodial Account will be automatically reinvested in additional whole and fractional shares of Stock and will not be available in the form of cash to Participants. All cash dividends paid on Stock credited to Participants' Custodial Accounts will be paid over by the Company to the custodian at the dividend payment date. The custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The custodian will make these purchases, as directed by the Committee, either
      [a] in transactions on any securities exchange upon which shares of Stock are traded, otherwise in the over-the-counter market, or in negotiated transactions, or [b] directly from the Company at 100 percent of the Fair Market Value of a share of Stock on the dividend payment date.

      [3] Each Participant's Custodial Account will be credited with any shares of Stock distributed as a dividend or distribution in respect of shares of Stock credited to that Participant's Custodial Account or in connection with a split of Stock credited to that Participant's Custodial Account.

      [4] As soon as reasonably practicable after receipt, the custodian will sell any noncash dividends (other than Stock) received with respect to any Stock held in a Participant's Custodial Account and apply the proceeds of that sale to purchase additional shares of Stock in the manner described in Section 6.04[2]. After this transaction is completed, the custodian will credit the purchased shares of Stock to the Custodial Account to which was credited the Stock with respect to which the noncash dividend was distributed.

      [5] Each Participant will be entitled to vote the number of shares of Stock credited to his or her Custodial Account (including any fractional shares) on any matter as to which the approval of the Company's shareholders is sought. If a Participant does not vote or grant a valid proxy with respect to shares credited to his or her Custodial Account, those shares will be voted by the custodian in accordance with any stock exchange or other rules governing the custodian in the voting of shares held for customer accounts.
      Similar procedures will apply in the case of any consent solicitation of Company shareholders.


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      7.00    TERMINATION OF EMPLOYMENT/DISTRIBUTION OF CUSTODIAL ACCOUNTS

7.01  Effect of Termination of Employment on Election to Participate.
A Participant who Terminates Employment will be deemed to have elected to withdraw from the Plan, and all cash amounts credited to his or her Plan Account for the Offering Period during which the Termination of Employment occurs will be returned to the Participant or, if appropriate, to his or her Beneficiary and, except as provided in Section 6.04 no shares of Stock will be purchased for that Participant for the Offering Period during which he or she Terminates Employment.

7.02  Distribution of Custodial Accounts.

      [1] No later than the earlier of [a] six full calendar months beginning after the Participant Terminates Employment or [b] the date the Participant specifies in writing, all shares of Stock and cash held in his or her Custodial Account will be distributed to the Participant or transferred as the Participant elects or, in the absence of any direction, as determined by the Committee.

      [2] Custodial Accounts that are to be distributed to the former Participant will be distributed in one or more certificates for whole shares issued in the name of and delivered to the Participant, plus cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of distribution.

      [3] Custodial Accounts that are to be transferred to a broker-dealer or financial institution that maintains an account for the Participant will be transferred in one or more certificates for whole shares, and cash in lieu of fractional shares will be paid directly to the former Participant based on the Fair Market Value of a share of Stock on the date of transfer.

      [4]   Any Participant that wants to withdraw or transfer shares of
      Stock must give instructions to the custodian in a form and manner that complies with rules prescribed by the Committee and the custodian. Withdrawals and transfers will be subject to any fees or expenses imposed as provided in Section 10.10.

		 8.00    MERGER, CONSOLIDATION OR SIMILAR EVENT

If [1] the Company undergoes a merger or consolidation (other than a merger or consolidation to effect a reincorporation of the Company under the laws of another jurisdiction) or if there is a reclassification of Stock or the exchange of Stock for the securities of another entity (other than a Subsidiary) that has acquired the Company's assets or which is in control [as defined in Code Section 368(c)] of an entity that has acquired the Company's assets and [2] the terms of that plan or agreement are binding on all holders of Stock (except to the extent that dissenting shareholders are entitled to relief under applicable law), then [3] the Plan will terminate and all Plan Accounts will be distributed to Participants as described in
Section 9.02 [4] no shares of Stock will be sold through this Plan for that Offering Period.

	       9.00    AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

9.01 Ability to Amend, Modify and Terminate the Plan. The Board or the Committee may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] Rule 16b-3 under the

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Act, or any successor rule or regulation, [2] applicable requirements of the Code or [3] any securities exchange, market or other quotation system on or through which the Company's securities are listed or traded. Also, no Plan amendment may [4] result in the loss of a Committee member's status as a "non-employee director" as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company, or [5] cause the Plan to fail to meet requirements imposed by Rule 16b-3.

9.02 Effect of Plan Termination. Any Plan termination also will terminate the Offering Period during which the Plan is terminated. Any cash balances held in Plan Accounts and Custodial Accounts when the Plan is terminated will be repaid by check or cash to the Participant for whom the Plan Account was established, and no additional shares of Stock will be sold through this Plan for that Offering Period. All shares of Stock held in Custodial Accounts will be distributed following the procedures described in
Section 7.02.

			     10.00   MISCELLANEOUS

10.01 Restriction on Transfers. No option, right or benefit under the Plan may be transferred, assigned, alienated, pledged or otherwise disposed of in any way by a Participant. All options, rights and benefits under the Plan may be exercised during the Participant's lifetime only by the Participant.

10.02 Beneficiary Designation. Each Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any Plan benefits that are unpaid at the Participant's death. Each designation made will revoke all earlier designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective Beneficiary designation, the deceased Participant's Beneficiary will be his or her surviving spouse or, if there is no surviving spouse, the deceased Participant's estate.

10.03 No Guarantee of Employment or Participation. Nothing in the Plan may be construed as:

       [1] Interfering with or limiting the right of any Employer to terminate any Participant's employment at any time; or

       [2] Conferring on any Participant or Employee any right to continue as an Employee.

10.04 Tax Requirements and Notification. Each Participant is solely responsible for satisfying local, state and federal tax requirements for any dividends issued with respect to Stock purchased by the Participant. Each Participant is solely responsible for satisfying local, state and federal tax requirements attributable to the disposition of any Stock purchased under the Plan. The Company will withhold appropriate taxes as required by any relevant taxing authority. Each Participant may be requested to notify the Committee of any disposition of shares of Stock purchased through the Plan before the expiration of the holding periods described in Code Section 423.

10.05 Indemnification. Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to take action under the Plan as a Committee


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member and against and from any and all amounts paid, with the Company's approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee member; or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company's organizational documents, by contract, as a matter of law, or otherwise.

10.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or Directors in cash or property, in a manner not expressly contemplated by the Plan.

10.07 Requirements of Law. The grant of options and the issuance of shares of Stock under the Plan will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Also, no shares of Stock will be issued under the Plan unless the Company is satisfied that the issuance of those shares of Stock will comply with applicable federal and state securities laws. Certificates for shares of Stock delivered under the Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Stock is then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.

10.08 Use of Funds. All amounts credited to and held in Plan Accounts may be used by the Company for any corporate purpose and the Company is not required to segregate Plan Accounts from its general assets.

10.09 Term of Plan. The Plan will be effective upon its adoption by the Board and approval by the affirmative vote of the holders of a majority of the shares of voting stock present in person or represented by proxy at the first annual meeting occurring after the Board approves the Plan.

10.10 Expenses. Except as otherwise provided in this section and the Plan, costs and expenses incurred in the administration of the Plan and maintenance of Plan Accounts will be paid by the Company, including the custodian's annual fees and any brokerage fees and commissions arising in connection with the purchase of Stock upon reinvestment of dividends and distributions. However, Participants will be liable for any fees imposed by (or passed through by) the custodian in connection with the withdrawal of Stock from Custodial Accounts or for other services unrelated to the purchase of Stock under the Plan, but only to the extent approved in writing by the Company and communicated to participants. In no circumstance will the Company pay any brokerage fees and commissions arising in connection with the sale of Stock acquired under the Plan by any Participant.

10.11 Governing Law. The Plan and all related agreements will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the United States and of the State of Ohio.


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